Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES APPOINTMENT OF
PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOUSTON, TX, March 29, 2012 - Stage Stores, Inc. (NYSE: SSI) announced today that Michael Glazer has been appointed to the position of President and Chief Executive Officer on an interim basis.  Mr. Glazer replaces the Company’s former President and Chief Executive Officer, Andy Hall, who the Company announced has resigned from both the Company and its Board of Directors to pursue other interests.

Mr. Hall joined the Company as President and Chief Operating Officer in February 2006 and served as Chief Executive Officer since November 2008. Commenting on Mr. Hall’s departure, William Montgoris, Chairman of the Board, stated “We thank Andy for his service and his contributions to the Company over the last six years and we wish him well in his new endeavors.”

Mr. Glazer has been a Director of the Company since August 2001.  During that period he has served as Chairman of the Compensation Committee and as Chairman of the Corporate Governance and Nominating Committee.  He will remain a Director, but will no longer serve on Board committees as he is not deemed to be independent by virtue of his employment with the Company.

Mr. Glazer currently serves as President and CEO of Mattress Giant Corporation located in Addison, Texas.  He previously served as Managing Director of Team Neu, a private equity firm located in Pittsfield, Massachusetts.  From May 1996 to August 2005, he served as President and Chief Executive Officer of KB Toys, Inc.  Mr. Glazer has a total of 37 years of retailing experience which also included serving in the role of President for Big Lots, Inc. and the Bombay Company earlier in his career.

The Board has begun a search for a permanent President and Chief Executive Officer and the candidates will include Mr. Glazer.

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Stage Stores Announces New President and Chief Executive Officer
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Commenting on Mr. Glazer’s appointment, Mr. Montgoris stated “We are extremely fortunate and pleased that Michael has agreed to serve the Company as our President and Chief Executive Officer on an interim basis and that he will be a candidate to serve the Company in that capacity on a permanent basis.  Considering his nearly eleven years of service on our Board, his more than thirty-seven years of experience in the retail industry, his broad knowledge of the Company, and his proven dynamic leadership skills, I am confident that Michael will add significant value to the Company and to our shareholders as we continue to implement our future growth and expansion strategies.”   Commenting on his appointment, Mr. Glazer stated “I am honored and excited to lead the talented team at Stage Stores.  Stage has a great business model that brings outstanding value and services to its customers across the country.  I look forward to executing strategies that will maximize profitability and enhance shareholder value.”

About Stage Stores

Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company currently operates 820 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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